SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 3, 2003

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
(Address of Principal Executive Office)

(865) 523-1124
(Registrant’s Telephone number)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

        KNOXVILLE, Tenn., December 19, 2003 — On December 3, 2003, the Board of Directors of Tengasco, Inc. (AMEX:TGC) authorized management to execute additional promissory notes to consolidate and extend $1.65 million of existing indebtedness payable to Dolphin Offshore Partners, LP (“Dolphin”) and to borrow up to $1.7 million in additional funds from Dolphin.  Dolphin is deemed to own approximately 20.1 percent of the common stock of the Company.  Peter E. Salas is the managing partner of Dolphin and is a director of the Company.  The Board’s action authorizes the Company to issue one or more notes which would consolidate and extend all present indebtedness of $1.65 million to Dolphin which is secured by a lien upon an undivided 66% of the Company’s interest in pipeline assets, and to incur an additional $1.7 million of indebtedness for a total indebtedness to Dolphin, for a total principal amount of up to $3,350,000. The notes are to bear interest at 12% per annum, and are to be due and payable on April 4, 2004. None of the notes being consolidated, extended, or issued are convertible into shares of the Company’s common stock.

If all of the authorized additional $1.7 million is borrowed, Dolphin would be granted a security interest upon a total undivided 96.64% interest in the pipeline assets of the Company and its wholly owned subsidiary, Tengasco Pipeline Corporation (“TPC”) in Tennessee and Kansas and a pledge of TPC’s common stock.

The Board found that the terms from Dolphin are at least as favorable as may be reasonably expected to be offered by a third party lender. Moreover, the Board found that since no third party lender has expressed a willingness to the Company to lend such funds to the Company on the same or more favorable terms or on any terms, given the Company’s current financial position and dispute with its primary lender, that the terms of the Company’s borrowings from Dolphin are fair to the Company.

Pursuant to the Board’s authorization, the Company has executed two promissory notes dated December 3, 2003 in amount of $225,000 and December 8, 2003 in amount of $250,000 representing a portion of the additional $1.7 million in authorized borrowings from Dolphin.  As a result of these loans, the Company granted an additional 19% undivided interest in the pipeline assets as collateral for these two notes, for a total of an 85% undivided security interest as of the date of this filing.  A separate note consolidating and extending from January 4, 2004 to April 4, 2004 the existing $1.65 principal indebtedness is being prepared pursuant to the Board’s authorization, but has not yet been signed by the Company.

Item 7. Financial Statements and Exhibits

        The following exhibits are filed herewith:

10.42	Promissory note dated December 3, 2003 made by Tengasco, Inc. to Dolphin Offshore Partners, LP in the amount of $225,000

10.43	Promissory note dated December 9, 2003 made by Tengasco, Inc. to Dolphin Offshore Partners, LP in the amount of $250,000

    10.44       Continuing Security Agreement dated December 3, 2003 between Tengasco, Inc. and Dolphin Offshore Partners, LP

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: December 19, 2003.,
Tengasco, Inc.

By: /s/RICHARD T. WILLIAMS Richard T. Williams Chief Executive Officer